Exhibit 10.11

EXTENDED PAYMENT TERMS AGREEMENT

This Extended Payment Terms Agreement (the “Agreement”) is dated June 29, 2009, and is between WEST CENTRAL COOPERATIVE, an Iowa cooperative association (“West Central”), and REG RALSTON, LLC, an Iowa limited liability company (“REG Ralston”).

West Central has been supplying soybean oil produced by it to REG Ralston for use in REG Ralston’s biodiesel production facility (the “Facility”) located next to West Central’s grain cooperative and soybean crushing facilities at Ralston, Iowa.

The parties may agree in the future to have West Central purchase supplies of animal fat, corn oil and other products as feedstock for resale to REG Ralston for use in the Facility (soybean oil, corn oil, animal fat and such other feedstocks are collectively referred to in this Agreement as “Feedstock”).

The parties desire to set forth their understanding as to the terms of payment that will apply for soybean oil that West Central sells to REG Ralston as well as for any other Feedstock that West Central may agree in the future to purchase and resell to REG Ralston.

Therefore, the parties agree as follows:

1. Time of Payment. All payments for Feedstock delivered by or for West Central to REG Ralston shall be paid by wire transfer to an account designated by West Central on or before the 45th day after West Central delivers an invoice for such Feedstock to REG Ralston.

2. Interest. Interest will accrue on amounts due for Feedstock beginning on the 5th day after West Central delivers an invoice for such Feedstock until paid at a rate per annum equal to the lesser of (a) a rate per annum equal to the greater of (determined monthly): (i) Seven and One-Half percent (7- 1/2%) per annum over and above the LIBOR Rate (which rate of interest shall fluctuate monthly as provided below) or (ii) Ten percent (10%) per annum, and (b) the highest rate permitted by law. Said interest shall be computed on an actual day, three hundred sixty day year basis and be payable monthly in arrears by the 15th day after the end of each month. So long as any Event of Default (as defined below) shall occur or be continuing, the interest rate shall increase to the lesser of (a) a rate per annum equal to the greater of (determined monthly): (i) Ten and One-Half percent (10- 1/2%) per annum over and above the LIBOR Rate (which rate of interest shall fluctuate monthly as provided below) or (ii) Thirteen percent (13%) per annum, and (b) the highest rate permitted by law. “LIBOR Rate” means the daily average of interbank offered rates for US Dollar deposits in the London market based on quotations at major banks, as published under the heading “London InterBank Offered Rates (LIBOR)” in the “Monthly Rates” column of The Wall Street Journal for the one month maturity as of the date which is two business days before the first day of the month for which interest is to be computed. The LIBOR Rate and the interest rate under this Agreement will be determined and reset for each calendar month as provided above.

3. Maximum Credit. At no time during the term of this Agreement shall the Aggregate Outstanding Amount exceed Three Million Dollars ($3,000,000). The term “Aggregate Outstanding Amount” shall mean the total invoice price from West Central to REG

Ralston of all Feedstock delivered by or for West Central to REG Ralston plus accrued interest thereon for which West Central has not received payment. If at any time during the term of this Agreement the Aggregate Outstanding Amount shall equal or exceed $3,000,000, West Central may immediately suspend deliveries of Feedstock until the Aggregate Outstanding Amount has been reduced below $3,000,000.

4. Application and Term of Agreement. The extended payment terms of this Agreement, including without limitation the due dates for payments, the accrual of and calculation of interest and maximum credit, shall apply to all Feedstock delivered by or for West Central to REG Ralston on or after February 12, 2009. Unless earlier terminated in accordance with the terms of this Agreement, West Central's agreement to provide the extended payment terms under this Agreement will expire on February 11, 2010. Notwithstanding the foregoing, West Central may terminate this Agreement at any time, with or without cause, upon at least fifteen (15) days prior written notice to REG Ralston.

5. Security. Subject to the prior written consent of CoBank, ACB, if required under the Reimbursement Agreement dated November 15, 2001, signed in connection with a letter of credit issued by CoBank, ACB for certain IDR Bonds (the “Reimbursement Agreement”), or documents related thereto, as security for all amounts due under this Agreement, REG Ralston hereby grants to West Central a security interest in all of the personal property of REG Ralston, wherever located and whether now existing or hereafter acquired, together with all accessions and additions thereto, and all products and proceeds thereof, including without limiting the generality thereof, cash, deposit accounts, inventories and accounts receivable (the “Collateral”). In addition, REG Ralston hereby grants to West Central an irrevocable power, coupled with an interest, to file any financing statement, continuation statement or amendment necessary to perfect, or maintain perfection of the security interest granted hereby. REG Ralston agrees that such security interest shall be a lien on the Collateral, subject only to the security interest given by REG Ralston to CoBank, ACB pursuant to that Security Agreement dated November 15, 2007 (the “CoBank Security Agreement”).

6. No Liens or Encumbrances. REG Ralston hereby covenants that so long as any amount is due to West Central for Feedstock, or any interest thereon, it will not create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest or other encumbrance of any kind upon any of its real or personal property (including its leasehold interest where the Facility is located), except this covenant shall not apply to (i) the mortgage lien held by CoBank, ACB, as security for the Reimbursement Agreement, (ii) the security interest given by REG Ralston to CoBank, ACB pursuant to the CoBank Security Agreement, and (iii) the security interest given by REG Ralston to West Central as security for this Agreement.

7. Priority. REG Ralston hereby covenants that upon written request by West Central, and in any event upon the occurrence of an Event of Default in the performance by REG Ralston of its obligations hereunder, until the Aggregate Outstanding Amount has been satisfied in full to West Central, REG Ralston will not directly or indirectly make any payments to any Affiliates of REG Ralston, and including payments upon any liabilities (including accounts payable) owing to Affiliates of REG Ralston (“Affiliate Obligations”).

8. Events of Default. The term “Event of Default” shall mean the occurrence of any of the following events:

(a)	REG Ralston shall fail to make any payment required under this Agreement within three (3) days of when due;

(b)	REG Ralston shall fail to perform or observe any covenant contained in this Agreement;

(c)	either REG Ralston or any Affiliate (defined below) of REG Ralston shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself or a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against itself in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take any corporate or limited liability company action for the purpose of effecting any of the foregoing;

(d)	an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of REG Ralston or any Affiliate of REG Ralston, or of a substantial part of the property or assets of REG Ralston or any Affiliate of REG Ralston under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official of REG Ralston or any Affiliate of REG Ralston or of a substantial part of the property or assets of REG Ralston or any Affiliate of REG Ralston, or (iii) the winding up of or liquidation of REG Ralston or any Affiliate of REG Ralston, and such proceeding or petition shall continue undismissed for thirty (30) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for thirty (30) consecutive days;

(e)	REG Ralston or any Affiliate of REG Ralston shall become insolvent in either the equity or bankruptcy sense of the term;

(f)	a judgment or order is rendered against REG Ralston or any Affiliate of REG Ralston and either (i) enforcement proceedings have been commenced by any creditor upon any such judgment or order or (ii) within thirty (30) days after entry thereof, such judgment or order is not paid or otherwise discharged or execution thereof stayed pending appeals, or within thirty (30) days after the expiration of any such stay, such judgment or order is not paid or otherwise discharged; or a judgment or order in an amount in excess of $500,000.00 is rendered against REG Ralston or any Affiliate of REG Ralston, irrespective of whether such judgment or order is paid or otherwise discharged or stayed pending appeal;

(g)	any default or event of default shall occur under or within the meaning of any agreement, document or instrument evidencing, securing, guaranteeing the payment of or otherwise relating to any outstanding indebtedness of REG Ralston or an Affiliate of REG Ralston for borrowed money in a principal amount in excess of $500,000.00; (i) any material default or material event of default shall occur under or within the meaning of any material agreement, document or instrument heretofore, now or hereafter executed by REG Ralston or any Affiliate of REG Ralston with or in favor of West Central which is not cured within any applicable grace or cure period (if any);

(h)	REG Ralston shall undergo a Change of Control, or REG Ralston enters into any merger or consolidation transaction, or liquidates or dissolves itself (or suffers any liquidation or dissolution), or proceedings are initiated, voluntarily or involuntarily, against REG Ralston or its biodiesel facility for foreclosure or appointment of receiver, or REG Ralston conveys, sells, leases, transfers or otherwise disposes of, in one transaction or a series of related transactions, its biodiesel facility, unless the prior written consent of West Central is first obtained. A “Change of Control” occurs upon any issuance and/or acquisition of voting equity interests of REG Ralston that results in a person or entity other than Renewable Energy Group, Inc. or REG Newco, Inc. holding 50% or more of the outstanding voting equity interests of REG Ralston;

(i)	The termination or breach by Bunge North America, Inc. of the Master Services Agreement between Renewable Energy Group, Inc. and Bunge North America, Inc. dated May 9, 2009.

REG Ralston and each Affiliate shall notify West Central of any Event of Default as soon as possible after the occurrence of any such Event of Default. For purposes of this Agreement the term “Affiliate” means, with respect to a party, any other entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the party specified, with “control” or “controlled” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities or voting interests, by contract or otherwise.

9. West Central Remedies. Upon the occurrence and during the continuance of any Event of Default, West Central may, at its option, exercise one or more of the following rights and remedies (and any other rights and remedies available to it): (a) West Central may immediately discontinue supplying or delivering any Feedstock to REG Ralston, (b) West Central may declare immediately due and payable all amounts payable by REG Ralston to West Central for Feedstock for which West Central has not received payment and interest thereon as provided in this Agreement, and the same shall thereupon be immediately due and payable, (c) West Central may bring a suit or suits against REG Ralston for specific performance or damages, or both, and (d) West Central may exercise such other rights as it may have as a secured creditor. In any action or proceeding arising out of this Agreement, West Central shall be entitled to recover attorney’s fees and court costs incurred in enforcing its rights hereunder.

10. Effect of Agreement. Except as expressly amended and modified by the terms of this Agreement all other terms and provisions relating to any agreement or course of dealing for the delivery and sale of Feedstock to REG Ralston shall remain unchanged.

11. Notices. All notices required or permitted under this Agreement will be in writing and will be deemed given and made: (i) if by personal delivery, on the date of such delivery, (ii) if by facsimile, on the date sent (as evidenced by confirmation of transmission by the transmitting equipment), (iii) if by nationally recognized overnight courier, on the next business day following deposit, and (iv) if by certified mail, return receipt requested, postage prepaid, on the third business day following such mailing; in each case addressed to the address or facsimile number shown below for such party, or such other address or facsimile number as such party may give to the other party by notice:

If to West Central:	West Central Cooperative
406 1st St. P.O. Box 68
Ralston, IA 51459
Attn:
Fax: 712-667-3215

If to REG Ralston:	REG Ralston, LLC
416 S. Bell Ave. P.O. Box 888
Ames, IA 50010
Attn: President
Fax: 515-239-8019

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and may be executed and delivered by facsimile signature, which shall be considered an original.

The parties are signing this Agreement on the date stated in the introductory clause.

WEST CENTRAL COOPERATIVE		REG RALSTON, LLC

By	/s/ Jeffrey Stroburg	By	/s/ Daniel J. Oh
Name	Jeffrey Stroburg	Name	Daniel J. Oh
Title	CEO	Title	President